Exhibit 1.2
AGREEMENT FOR ASSIGNMENT OF LLC INTERESTS
from
GF III/ACC LLC
to
AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP
     This AGREEMENT FOR ASSIGNMENT OF LLC INTERESTS (this “Agreement”) is executed and delivered as of the 1st day of June, 2010 (the “Effective Date”), by GF III/ ACC LLC, a Massachusetts limited liability company (“Assignor”), and American Campus Communities Operating Partnership LP, a Maryland limited partnership (“Assignee”).
BACKGROUND
     A. Pursuant to that certain Limited Liability Company Agreement of ACC/GF III Student Housing Associates III, LLC, dated as of June 11, 2008 (the “Venture Agreement”), Assignor and ACC/GF III, LLC, a Delaware limited liability company (the “ACC Member”), a wholly-owned subsidiary of Assignee, are all of the members of ACC/GF III Student Housing Associates III, LLC, a Delaware limited liability company (the “Venture”). Capitalized terms used in this Agreement without definition shall have the meaning given to them in the Venture Agreement.
     B. Subject to the terms hereof, Assignor intends to assign to Assignee, and Assignee intends to accept from Assignor, all of Assignor’s right, title and interest in the LLC Interests (as defined below), for and in consideration of the payment by Assignee to Assignor of Seventy-Four Million Nine Hundred Thousand and 00/100 Dollars ($74,900,000.00) (the “Assignment Payment”).
AGREEMENTS
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:
     1. Assignment; Earnest Money; Remedies
          (a) Assignment. On the Closing Date (as defined below), in consideration of receipt of the Assignment Payment, Assignor shall assign, deliver, transfer and set over to Assignee all of Assignor’s right, title and interest in its entire membership interest in the Venture (which shall include all rights to any and all distributions, assets, profits and losses relating thereto and all voting, management and other economic and non-economic rights otherwise accruing with respect to such entire membership interest in the Venture (collectively, the “LLC Interests”), and Assignee shall accept the assignment of the LLC Interests, pursuant to an Assignment of LLC Interests Agreement in substantially the form attached hereto as Exhibit A (the “Assignment”), with the Assignment Payment to be allocated with respect to the interests in the Subsidiaries in the amounts agreed upon by the parties prior to Closing (as defined below). On the Closing Date, Assignee shall amend and restate the Venture Agreement to provide, among other things, that the ACC Member and Assignee are the sole members of the Venture.

          (b) Earnest Money. Assignee agrees to deposit Two Million Eight Hundred Thousand and 00/100 Dollars ($2,800,000.00) as earnest money (together with the interest earned thereon, the “Earnest Money”) with Heritage Title Company of Austin, Inc., Attention: Amy Fisher (“Escrow Agent”), within two (2) business days after the Effective Date, receipt of which shall be acknowledged by Escrow Agent. Except as otherwise provided in this Agreement, the Earnest Money shall be non-refundable. The Earnest Money shall be applied as a credit to the Assignment Payment at Closing. In the event of a termination of this Agreement, the Earnest Money shall be delivered to the party hereto entitled to same pursuant to the terms hereof on or before the fifth (5th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money prior to the end of the fourth (4th) business day following receipt of termination; provided, however, that if the Earnest Money is to be paid to Assignor, Escrow Agent shall, without any further authorization or instruction from Assignor or any other party, pay $100.00 of the Earnest Money to Assignee as independent consideration for this Agreement. In the event of such a dispute, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.
          (c) Assignor’s Remedies. (i) If Assignee fails to make the Assignment Payment to Assignor when required to do so hereunder, breaches the covenants in Section 5(b) to the extent described in Section 5(b)(ii) hereof, or materially breaches its obligations under Section 6(c) hereof, then Assignor as its sole and exclusive remedy therefor, may elect to terminate this Agreement by written notice to Assignee and Escrow Agent stating that such failure or breach has occurred, and in such event, subject to the dispute mechanism in Section 1(b), the Earnest Money shall be paid over to Assignor as liquidated damages and this Agreement shall terminate, and (ii) if Assignee otherwise defaults with respect to any other material covenant or obligation under this Agreement, and such default remains uncured for ten (10) business days after written notice from Assignor, then Assignor, as its sole and exclusive remedy therefor, may elect to terminate this Agreement by written notice to Assignee and Escrow Agent stating that such default has occurred, and in such event, the Earnest Money shall be returned to Assignee and this Agreement shall terminate. Assignor waives all remedies for Assignee’s defaults under this Agreement, except those specifically provided for in this Section 1(c). Assignor and Assignee acknowledge that Assignor’s damages would be difficult or impossible to ascertain in the event of any failure or breach by Assignee which is described in clause (i) above, and that the liquidated damages provided for in this Section 1(c) are a reasonable estimate of Assignor’s damages. Assignor and Assignee acknowledge that the amount of the liquidated damages has been set taking into account various factors, including the potential for change in value of the LLC Interests. The remedies provided in this Section 1(c) are exclusive and Assignor expressly waives all other remedies, claims and causes of action (including any right to obtain lost profits or actual, consequential, special or any other damages from Assignee or its affiliates) for Assignee’s failure in performance or default.
          (d) Assignee’s Remedies. (i) If Assignor fails to transfer the LLC Interests to Assignee when required to do so hereunder or materially breaches its obligations under

Section 6(b) hereof, then Assignee, as its sole and exclusive remedy therefor may either (x) elect to terminate this Agreement by written notice to Assignor and Escrow Agent stating that such failure has occurred, and in such event, subject to the dispute mechanism in Section 1(b), the Earnest Money shall be returned to Assignee and this Agreement shall terminate, or (y) enforce specific performance of Assignor’s obligation, provided that as a condition precedent to Assignee exercising any right to bring an action for specific performance as the result of such failure, Assignee must commence such action within thirty (30) days after the occurrence of such failure, and Assignee agrees that its failure timely to commence such an action for specific performance within such thirty (30) day period shall be deemed a waiver by it of its right to commence such an action , and (ii) if Assignor otherwise defaults with respect to any other material covenant or obligation under this Agreement, and such default remains uncured for ten (10) business days after written notice from Assignee, then Assignee, as its sole and exclusive remedy therefor, may elect to terminate this Agreement by written notice to Assignor and Escrow Agent stating that such default has occurred, and in such event, the Earnest Money shall be returned to Assignee and this Agreement shall terminate.. The remedies provided in this Section 1(d) are exclusive, and Assignee expressly waives all other remedies, claims and causes of action (including any right to obtain lost profits or actual, consequential, special or any other damages from Assignor or its affiliates) for Assignor’s failure in performance or default.
     2. Representations of Assignor. Assignor hereby represents and warrants to Assignee as follows:
          (a) This Agreement has been, and the Assignment will be, duly authorized, executed and delivered by Assignor and all consents required under Assignor’s organizational documents or by law have been obtained. This Agreement is, and the Assignment will be, the legal, valid and binding obligation of Assignor, enforceable in accordance with its terms and does not violate any provisions of any agreement or judicial or administrative order to which Assignor is a party or to which Assignor is subject.
          (b) Assignor is a limited liability company duly formed, currently existing and in good standing under the laws of the Commonwealth of Massachusetts and has the limited liability company power and authority to consummate the transactions contemplated by this Agreement and the Assignment.
          (c) Assignor is not a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Internal Revenue Code).
          (d) Assignor is the sole owner of the LLC Interests, and the LLC Interests have not been sold, transferred, assigned, pledged or encumbered by Assignor, except to Assignee pursuant to this Agreement.
     To the extent that (A) Assignee has actual knowledge or is deemed to know that Assignor’s representations and warranties set forth in this Agreement are inaccurate, untrue or incorrect in any way or (B) any inaccuracy, untruth or incorrectness of any of Assignor’s representations or warranties set forth in this Agreement was caused by the act or omission of Assignee or any affiliate of Assignee (including without limitation in any capacity described in the following sentence), such representations and warranties shall be deemed modified to reflect such knowledge or such act or omission, as applicable. For purposes of this Agreement, Assignee shall be “deemed to know” all facts and information known to or constructively known by Assignee or any affiliate of Assignee, including any affiliate of Assignee which acted or is acting as the property manager or leasing agent for the Properties.
     The provisions of this Section 2 shall survive the Closing Date and the Closing (as defined below) for a period of six (6) months.
     3. Assignee’s Representations and Warranties. Assignee hereby represents and warrants to Assignor as follows:
          (a) Assignee is a limited partnership duly formed, currently existing and in good standing under the laws of the State of Maryland, and has the power and authority to consummate the transactions contemplated by this Agreement and the Assignment. Each individual executing this Agreement and/or the Assignment on behalf of Assignee represents and warrants to Assignor that he or she is duly authorized to do so.
          (b) This Agreement has been, and the Assignment will be, duly authorized, executed and delivered by Assignee and all consents required under Assignee’s organizational documents or by law have been obtained. This Agreement is, and the Assignment will be, the legal, valid and binding obligation of Assignee, enforceable in accordance with its terms and does not violate any provisions of any agreement or judicial or administrative order to which Assignee is a party or to which Assignee is subject.
          (c) Assignee is not an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO3224, (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or (v) who is otherwise affiliated with any entity or person listed above.
          (d) Assignee is not purchasing the LLC Interests with “plan assets” of an Employee Benefit Plan subject to Title I of the Employee Retirement Income Security Act of 1974 or of a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended.
          (e) All of the financial statements provided to Assignor pursuant to the Venture Agreement regarding the Venture, the Subsidiaries or the Properties were accurate in all material respects as of the date thereof.
          (f) To the knowledge of Assignee, there are no agreements existing as of the Effective Date or ongoing negotiations as of the Effective Date pursuant to which any of the Properties are to be sold or master leased that have not been disclosed in writing to Assignor.

For the purpose of this Section 3(f), without creating any personal liability on behalf of such individual, usage of “to the knowledge of Assignee” or words to such effect, shall mean the present, actual knowledge of William Talbot, an employee of an affiliate of Assignee.
          (g) Neither Assignee nor any of its affiliates have misappropriated any funds of the Venture or the Subsidiaries or otherwise engaged in fraud, gross negligence or willful misconduct related to Assignor, the Venture, the Subsidiaries or the Properties.
     To the extent that (A) Assignor has actual knowledge that Assignee’s representations and warranties set forth in this Agreement are inaccurate, untrue or incorrect in any way or (B) any inaccuracy, untruth or incorrectness of any of Assignee’s representations or warranties set forth in this Agreement was caused by the affirmative act of Assignor, such representations and warranties shall be deemed modified to reflect such knowledge or such act or omission, as applicable.
     The provisions of this Section 3 shall survive the Closing Date and the Closing for a period of six (6) months.
     4. Hazardous Materials.
          (a) Assignor makes no representations or warranties as to the presence or absence of any Hazardous Materials (hereinafter defined) in, on, under or about the Properties, including but not limited to asbestos or radon. Assignee specifically waives any private right of action provided under any Environmental Laws (hereinafter defined) to recover or be reimbursed for any liabilities, costs, fees, or expenses from Assignor.
          (b) Assignee releases Assignor from any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses (including, without limitation, attorneys’ fees and costs to the extent permitted by law) directly or indirectly related to, arising out of, or in any manner connected with, in whole or in part, the presence of any Hazardous Materials in, on or about the Properties, the release of Hazardous Materials from the Properties, any violation of any Environmental Laws or other laws, or any other environmental matter or condition, that is related to the Properties.
          (c) As used herein, the term “Hazardous Materials” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as any of such acts are amended from time to time; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the States in which the Properties are located or any agency of the United States of America; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws (all of the aforesaid laws and all other laws, rules and regulations applicable to Hazardous Materials being referred to herein collectively as the “Environmental Laws”).
     The provisions of this Section 4 shall survive the Closing Date and the Closing.
     5. Covenants and Other Matters.
          (a) Loan Consents. Assignee’s obligation to proceed to the Closing is contingent on Assignee, at Assignee’s sole cost and expense, obtaining the consent of the holder or servicer for the senior loan on each of the Properties (each, a “Lender”), in each case not subject to any conditions, restrictions or payments other than as set forth in the current documentation for such loans and otherwise in the form reasonably acceptable to Assignee (collectively, the “Loan Consents”). Assignee, at Assignee’s sole cost and expense, shall promptly request and shall use commercially reasonable efforts to obtain the Loan Consents as soon as practicable following the Effective Date. Assignee shall keep Assignor reasonably informed as to the status and timing of obtaining the Loan Consents and shall provide prior written notice to Assignor of information and materials that Assignee intends to provide to any Lender that are outside the scope of materials regularly or otherwise required to be provided to such Lender related to the Properties, the Venture or the Subsidiaries pursuant to the loan documentation that is applicable to each of the Properties. Provided that this Agreement has not otherwise been terminated prior to the Outside Closing Date (as defined below), if the Loan Consents are not obtained prior to the Outside Closing Date, the Earnest Money shall be promptly returned to Assignee, and the parties shall thereafter have no further obligation to each other under this Agreement except for such obligations as are expressly intended to survive termination of this Agreement.
          (b) Sale of the Properties.
          (i) During the pendency of this Agreement, except for the Stadium Suites property located in Columbia, South Carolina and more particularly described on Exhibit D attached hereto (the “Stadium Suites Property”), Assignee and Assignor each agrees that it shall not, nor shall it directly or indirectly cause the Venture, or any Subsidiary to, solicit offers for the sale of the Properties, or any direct or indirect interest in any of them, or market the Properties for sale, or any direct or indirect interest in any of them.
          (ii) Without limiting the foregoing, it shall constitute a breach of Assignee’s obligations which is sufficient to entitle Assignor to be paid the Earnest Money as liquidated damages if Assignee during the pendency of this Agreement (x) engages in material, affirmative, and ongoing activities to solicit offers for the sale of any of the Properties, or any direct or indirect interest in any of them (other than the Stadium Suites Property), (y) engages a broker to market, sell or solicit offers for sale of the same, or (z) enters into a written agreement to sell any of the Properties, or any direct or indirect interest in any of them (other than the Stadium Suites Property).
          (c) Adjustment to Assignment Payment for Capital Funding. If during the pendency of this Agreement, Assignor elects to make any capital contributions to the Venture for any purpose whatsoever, including without limitation, capital expenses or payments under any loan or loans for any of the properties owned indirectly by the Venture (but expressly excluding capital contributions that are used specifically to effect a cure of a Material Adverse Change described in Section 6(d)(v) below), and such capital contribution is approved in writing by Assignee, then the Assignment Payment will be increased by the amount of such capital actually contributed by Assignor to the Venture.
     6. Closing.
          (a) Closing Date and Place. The consummation of the assignment of the LLC Interests contemplated hereby (the “Closing”) shall take place on the Closing Date by customary escrow arrangements with Escrow Agent. “Closing Date” shall mean date that is no later than two (2) business days after all of the Loan Consents shall have been delivered to Assignee and to Assignor; provided, however, that if such events have not occurred on or before October 1, 2010 (the “Outside Closing Date”), this Agreement shall terminate and be of no further force and effect as of such date and the Earnest Money shall be returned to Assignee.
          (b) Assignor’s Closing Deliveries. At the Closing, Assignor shall deliver to Assignee (i) the Assignment executed on behalf of Assignor and (ii) a Representation Update Certificate in the form attached hereto as Exhibit B.
          (c) Assignee’s Closing Deliveries. At the Closing, Assignee shall deliver to Assignor (i) the Assignment Payment less the Earnest Money, (ii) the Assignment executed on behalf of Assignee and (iii) a Representation Update Certificate in the form attached hereto as Exhibit C.
          (d) Conditions Precedent to the Obligations of Assignee. The obligations of Assignee to effect the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Assignee of the following conditions precedent:
          (i) the representations and warranties of Assignor in Section 2 shall have been accurate, true and correct in all material respects on and as of the Effective Date and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation or warranty which by its terms is qualified by materiality shall be true and correct in all respects;
          (ii) Assignor shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it under this Agreement;
          (iii) the Assignment shall have been duly executed and delivered by Assignor and shall be effective as of the Closing Date;

          (iv) no temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect (each party agreeing to use its reasonable commercial efforts to have any such injunction, order or decree lifted) and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal governmental entity that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto;
          (v) between the Effective Date and the Closing Date, there shall not have occurred any Property Condition Events which remain uncured as of the Closing Date and which (taking into account any cure or remedy implemented on or before the Closing Date) in the aggregate have resulted in a Material Adverse Change. The term “Material Adverse Change” shall mean an aggregate diminution in the aggregate value of the Properties taken as a whole and not individually which is attributable to Property Condition Events and which is greater than $2,800,000. The term “Property Condition Events” mean any of the following events or circumstances:
(1)	any material casualty at any of the Properties,

(2)	any material condemnation at any of the Properties,

(3)	any material adverse change in the environmental or physical condition of any of the Properties,

(4)	any material adverse change in the state of title of any of the Properties, or

(5)	any actions, suits or proceedings against any Subsidiary which, if determined adversely, would be material and adverse to such Subsidiary, provided that no event or circumstance described in clause (1) through (5) above shall prevent the condition precedent in this subsection (v) from being satisfied to the extent any such event or circumstance (x) was caused by the negligence or willful misconduct of Assignee or any of its affiliates, or (y) constitutes a material violation by Assignee or any of its affiliates of (A) the Venture Agreement or (B) any of the Property Management Agreements dated as of June 11, 2008 entered into by a Subsidiary, as owner thereunder, and ACC SC Management LLC, as property manager thereunder. Notwithstanding anything herein to the contrary, adverse circumstances, events, or conditions not listed in clauses (1) through (5) above (including without limitation adverse changes in: general economic conditions; financial markets; credit markets; regulatory requirements; the geographic market in which any Property is located; or occupancy of, prevailing rental rates at, or preleasing velocity at any Property) shall not prevent the condition precedent in this subsection (v) from being satisfied. Assignee shall promptly give written notice to Assignor if Assignee learns of any Property Condition Event which could prevent the condition precedent in this subsection (v) from being satisfied. If any such notice is given, Assignor may, but shall not be obligated, to postpone the Closing Date for up to 60 days by written notice to Assignee, to allow the Venture to cure or remedy same to the extent directed by the Assignor, in which event Assignee will cooperate as reasonably requested by Assignor, at the sole cost of the Venture, to implement Assignor’s direction to satisfy the condition precedent in this subsection (v); provided, however, that all costs and expenses specifically associated with such cure or remedy shall be paid by the Venture utilizing the Venture’s funds obtained from capital calls made for such purpose (provided that nothing in this Agreement shall obligate any party to make any capital contributions to the Venture) or available insurance proceeds, and in no event shall any such costs or expenses be paid or payable from cash flow or reserves of the Venture or the Subsidiaries; and
          (vi) no action, suit or proceeding shall be pending or, to Assignor’s knowledge, threatened before any governmental entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Assignee to own the LLC Interests (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).
          (e) Conditions Precedent to the Obligations of Assignor. The obligations of Assignee to effect the transactions contemplated by this Agreement are subject to the satisfaction or written waiver by Assignor of the following conditions precedent:
          (i) the representations and warranties of Assignee in Section 3 shall have been accurate, true and correct in all material respects on and as of the Effective Date and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation or warranty which by its terms is qualified by materiality shall be true and correct in all respects;
          (ii) Assignee shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it under this Agreement;
          (iii) the Assignment shall have been duly executed and delivered by Assignee and shall be effective as of the Closing Date;
          (iv) no temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction that prevents the consummation of the transactions contemplated hereby or imposes material conditions with respect thereto shall have been issued and remain in effect (each party agreeing to use its reasonable commercial efforts to have any such injunction, order or decree lifted) and no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal governmental entity that would prevent the consummation of the transactions contemplated hereby or impose material conditions with respect thereto; and
          (v) no action, suit or proceeding shall be pending or, to Assignee’s knowledge, threatened before any governmental entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.
     7. Costs, Prorations and Reconciliation. The transaction contemplated by this Agreement shall be consummated at no cost to Assignor, other than legal fees of DLA Piper LLP (US), which shall be paid by Assignor. Except for the legal fees of DLA Piper LLP (US), which shall be paid by Assignor, Assignee shall be solely responsible for, and shall pay when due, all costs and expenses required in order to consummate the transaction contemplated by this Agreement, including, without limitation, transfer taxes fees, costs and expenses related to obtaining the Loan Consents, fees of Escrow Agent and expenses of Assignee’s legal counsel. Except as expressly set forth in Section 5(c) of this Agreement, Assignee shall have no right to reimbursement by or contribution from Assignor or any affiliate or parent company of Assignor for any of the costs described in this Section 7 or for any other costs, fees or expenses that may arise in connection with this Agreement, whether such reimbursement or contribution may be claimed by Assignee before or after the Closing Date. The provisions of this Section 7 shall survive the Closing Date and the Closing.
     8. No Brokers. Neither party hereto has had any contact or dealing regarding the LLC Interests, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker or other person who can claim a right to a commission or finder’s fee as a procuring cause of the assignment of the LLC Interests contemplated herein. In the event that any other broker or finder claims a commission or finder’s fee, the party responsible for the contact or communication on which the broker or finder makes such claim shall indemnify, save harmless and defend the other party from said claim and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same. The provisions of this Section 8 shall survive the Closing Date and the Closing.
     9. Assignment; Binding on Successors and Assigns. Neither Assignor nor Assignee shall assign this Agreement without the prior written consent of the other party, which consent Assignee or Assignor, as applicable, may withhold in its sole, absolute and subjective discretion. Any such attempted assignment without the prior written consent of the other party shall be void. Any permitted assignments shall not relieve the assigning party from its liability under this Agreement. Subject to the foregoing, and except as provided to the contrary herein, the terms, covenants, conditions and warranties contained herein and the powers granted hereby shall inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, successors and assigns.

     10. Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought or if an attorney is retained for the enforcement of this Agreement or any portion thereof, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other reimbursement for the reasonable fees of attorneys and other costs (including court costs and witness fees) incurred by it, in addition to any other relief to which it may be entitled. The term “prevailing party” means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment. The provisions of this Section 10 shall survive the Closing Date and the Closing.
     11. Entire Agreement. This Agreement, together with the Assignment, contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the parties intend for the literal words of this Agreement to govern and for all prior negotiations, drafts, and other extrinsic communications, whether oral or written, to have no significance or evidentiary effect. The parties further intend that neither this Agreement nor any of its provisions may be changed, amended, discharged, waived or otherwise modified orally except only by an instrument in writing duly executed by the party to be bound thereby. The parties hereto fully understand and acknowledge the importance of the foregoing sentence and are aware that the law may permit subsequent oral modification of a contract notwithstanding contract language which requires that any such modification be in writing; but Assignor and Assignee fully and expressly intend that the foregoing requirements as to a writing be strictly adhered to and strictly interpreted and enforced by any court which may be asked to decide the question. Each party hereto acknowledges that this Agreement accurately reflects the agreements and understandings of the parties hereto with respect to the subject matter hereof and hereby waive any claim against the other party which such party may now have or may hereafter acquire to the effect that the actual agreements and understandings of the parties hereto with respect to the subject matter hereof may not be accurately set forth in this Agreement.
     12. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.
     13. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     14. Headings; Construction. The various headings of this Agreement are included for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and the neuter and vice versa. The use in this Agreement of the term “including” and related terms such as “include” shall in all cases mean “without limitation.”
     15. Partial Validity; Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
     16. No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to, or shall have, any rights hereunder.
     17. Joint Product of Parties. This Agreement is the result of arms-length negotiations between Assignor and Assignee and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Agreement and this Agreement shall not be construed against either party.
     18. No Personal Liability. Notwithstanding anything stated to the contrary herein, under no circumstances shall Assignor’s or Assignee’s constituent partners or members (whether direct or indirect), Assignor’s or Assignee’s asset managers, nor Assignor’s or Assignee’s employees or agents have any personal liability hereunder.
     19. Time of the Essence Time is of the essence of this Agreement and all covenants and deadlines hereunder.
     20. Notices. Any and all notices, consents, approvals and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing delivered either in hand, by mail or by expedited commercial carrier which provides evidence of delivery or refusal, addressed to the recipient, postage prepaid and registered with return receipt requested, if by mail, or with all freight charges prepaid, if by commercial carrier, or if given by fax sent to the number indicated below. All notices and other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal. All such notices and other communications shall be addressed to the parties at their respective addresses set forth below or at such other addresses as any of them may designate by notice to the other party.

Notices to Assignor shall be addressed to:	GF III/ACC LLC
Fidelity Real Estate Group
Pyramis Global Advisors
82 Devonshire St. E27B
Boston, Massachusetts 02109
Attn: Justin Smith
Fax: (617) 692-1065

and a copy to:	DLA Piper US LLP
33 Arch Street, 26th Floor
Boston, Massachusetts 02110-1447
Attn: John Sullivan, Esq.
Fax: (617) 406-6129

Notices to Assignee shall be addressed to:	American Campus Communities Operating Partnership LP
c/o American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746
Attn: William W. Talbot
Fax: (512) 296-9250

and a copy to:	Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
Attn: Toni Weinstein, Esq.
Fax: (214) 740-8800
     21. Escrow Provisions.
          (a) Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct or gross negligence, and Escrow Agent shall have no duties to anyone except those signing this Agreement.
          (b) Escrow Agent may seek advice from legal counsel in the event of any dispute or questions as to the construction of the foregoing instructions, or Escrow Agent’s duties hereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.
          (c) Assignor and Assignee hereby jointly and severally agree to defend, indemnify and hold harmless Escrow Agent from and against any and all claims, demands, causes of action, losses, liabilities, damages, costs and expenses, including, without limitation, court costs, legal expenses and attorneys’ fees, incurred or suffered by Escrow Agent in connection with the performance of its obligations under this Agreement or otherwise arising, directly or indirectly, by reason of this Agreement, except to the extent any such claims, demands, causes of actions, losses, liabilities, damages, costs or expenses are incurred or suffered by Escrow Agent directly as a result of its own gross negligence or willful misconduct. The obligations of indemnity shall survive the expiration or any termination of this Agreement and shall be performable at the office of Escrow Agent in Austin, Travis County, Texas.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a sealed instrument as of the date first above written.

ASSIGNOR:

GF III/ACC LLC, a Massachusetts limited liability company

By:	Fidelity Real Estate Growth Fund III, L.P., a Delaware limited partnership, its sole member

By:	Pyramis Global Advisors Trust Company, as Investment Manager and not individually

By:

Name:
Title:

ASSIGNEE:

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP, Maryland limited partnership

By:	American Campus Communities Holdings LLC, its general partner

	By:	American Campus Communities, Inc., its sole member

By:
Name:
Title:

     This Agreement is executed by Escrow Agent to acknowledge its duties pursuant under this Agreement.

HERITAGE TITLE COMPANY OF AUSTIN, INC.
By:
Name:
Title:

Exhibit A
FORM OF ASSIGNMENT OF LLC INTERESTS
from
GF III/ACC LLC
to
AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, LP
     This ASSIGNMENT OF LLC INTERESTS (this “Assignment”) is executed and delivered as of the                      day of                     , 2010 (the “Closing Date”), by GF III/ACC LLC, a Massachusetts limited liability company (“Assignor”), and American Campus Communities Operating Partnership, LP, a Maryland limited partnership (“Assignee”).
BACKGROUND
     A. Assignor and Assignee are parties to the Agreement for Assignment of LLC Interests, dated as of June 1, 2010 (the “Agreement”), pursuant to which Assignor has agreed to transfer to Assignee, and Assignee has agreed to purchase from Assignor, the LLC Interests (as defined below). Capitalized terms used in this Assignment without definition shall have the meaning given to them in the Agreement.
     B. For and in consideration of the payment by Assignee to Assignor of the Assignment Payment, Assignor desires to assign to Assignee, and Assignee desires to accept from Assignor, all of Assignor’s right, title and interest in and to the Venture, on and subject to the terms and conditions set forth below.
AGREEMENTS
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:
     1. Assignment. Assignor hereby acknowledges receipt of the Assignment Payment. Assignor hereby assigns, delivers, transfers and sets over to Assignee all of Assignor’s right, title and interests in the entire ownership interest in the Venture and all of its right, title and interests in any distributions, assets, profits and losses relating thereto and all voting, management and other economic and non-economic rights otherwise accruing to with respect to such membership interest in the Venture (collectively, the “LLC Interests”).
     2. Acceptance of Assignment. Assignee hereby accepts the assignment of the LLC Interests. Effective immediately upon such assignment, Assignee has amended and restated the Venture Agreement to provide, among other things, that Assignee and the ACC Member are the sole members of the Venture.
     3. Withdrawals of Assignor as Member. Assignor hereby withdraws as a member of the Venture and further waives, releases and resigns from any and all rights to control or act on behalf of the Venture, it being understood that any and all such rights shall be vested in Assignee.
     4. Waiver. In furtherance of the assignment contemplated hereby, subject to the terms hereof, Assignor irrevocably and unconditionally waives and releases any and all rights and claims to any and all capital, profits, property, assets, participation rights, sharing rights, dividends, distributions, control rights, voting rights, or any other rights, whether or not similar, in, and to the LLC Interests, the Venture, the Subsidiaries and/or the Properties accruing from and after the date hereof. Notwithstanding the foregoing, by accepting this assignment, Assignee covenants and agrees to cooperate and provide and make available to Assignor and its representatives all reports, tax returns, workpapers and the like reasonably requested from time to time by Assignor and related to the period of Assignor’s involvement in the Venture and the Subsidiaries, which obligation shall survive the Closing Date and the Closing for a period of three (3) years thereafter.
     5. As-Is Transaction, Assignee Acknowledgments and Agreements. Assignee hereby acknowledges and agrees as follows:
          (a) Except as otherwise set forth in the Agreement or this Assignment, Assignee is acquiring the LLC Interests “AS IS, WHERE IS” AND “WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN,” in its present state and condition as of the Closing Date, with no rights of recourse against Assignor (or any related or affiliated party) for same, except as otherwise expressly set forth in the Agreement or this Assignment. Assignee acknowledges that Assignee has been given a full and complete opportunity to conduct its own investigation as to any matter, fact, or issue which might influence Assignee’s decision to purchase the LLC Interests. Assignee represents and warrants that, except for the representations and warranties of Assignor set forth in the Agreement or this Assignment, Assignee is not relying on any representation or warranty of Assignor. Assignee further acknowledges that the AS-IS nature of the transaction and that the other terms and conditions described in this Section have been taken into account in the establishment of the Assignment Payment.
          (b) Except for the representations and warranties of Assignor set forth in the Agreement or this Assignment, neither Assignor nor any of Assignor’s agents, contractors, consultants, attorneys, or representatives have made, do not make, and specifically negate and disclaim, and, Assignee is not relying on, any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning, or with respect to: (i) the value of the Properties; (ii) any income to be derived from the Properties; (iii) the suitability of the Properties for any and all activities and uses which Assignee or the Subsidiaries may conduct thereon, including without limitation, the possibilities for further development of the Properties or construction thereon, the feasibility of adopting the condominium form of ownership or Assignee’s ability to market the same; (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Properties or any improvements thereon; (v) the manner, quality, state of repair or lack of repair on the Properties or any improvements thereon; (vi) the nature, quality or condition of the Properties, including, without limitation, with respect to water conditions, soil, geological or geotechnical condition (including, without limitation, soil expansiveness, corrosivity, or stability, or seismic, hydrological, geological and topographical conditions and configurations, including, without limitation, any opinions or conclusions of any soils engineer(s) retained to perform geotechnical and/or soils studies or to oversee any soils engineering aspects of developing the Properties); (vii) the compliance of or by Assignor, the Subsidiaries, the Properties, or their operation with any codes, laws, rules, ordinances, regulations of any applicable governmental authority or body; (viii) the manner or quality of the construction or materials incorporated into the Properties; (ix) compliance with Environmental Laws or land use laws, rules, regulations, orders, codes or requirements, including, but not limited to, the Americans with Disabilities Act of 1990, the Federal Water Pollution Control Act, the U.S. Environmental Protection Agency regulations at 40 CFR, Part 261, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and/or any rules or regulations promulgated under any of the foregoing (as the same may be amended from time to time); (x) the presence or absence of radon gas, methane gas, or any hazardous materials at, on, under, or adjacent to the Properties; (xi) the content, completeness or accuracy of any information, documents or materials relating to the Properties; (xii) the conformity of any improvements to any plans or specifications, including, without limitation, any plans and specifications that may have been provided to Assignee; (xiii) the conformity of the Properties to past, current or future applicable zoning or building requirements; (xiv) deficiency of any undershoring; (xv) deficiency of any drainage; (xvi) the fact that all or a portion of the Properties may be located on or near an earthquake fault line or in or near an earthquake or seismic hazard zone; (xvii) the existence of vested land use, zoning or building entitlements affecting the Properties; (xviii) water rights or the availability of or access to water; (xix) the presence or suitability of any utilities or availability thereof, or (xx) any other matter relating to the Properties or to the development, construction, operation, or sale of the Properties, including, but not limited to, legal requirements, valuations, feasibility, cost, governmental permissions or entitlements, claims and obligations, license and other use rights and claims, the future use and operation of the Properties and marketability and investment return. Neither Assignor nor its employees, agents, contractors, consultants, attorneys or representatives shall be liable for any relief, including damages, rescission, reformation, allowance or adjustments based on the failure of the Properties, including, but not limited to, amount of acreage, square footage, zoning, and environmental condition, to conform to any specific standard or expectation, or any third party documents or information.
          (c) The Properties and the development thereof are subject to numerous governmental requirements under the jurisdiction of multiple local, state, and federal agencies. It is Assignee’s sole responsibility to confirm the feasibility of and obtain all necessary and/or appropriate governmental approvals and entitlements for the continued use, and any further development of the Properties. Assignor makes no representations or warranties of any kind regarding any governmental approvals or entitlements or the ability to develop the Properties now or in the future. Assignee acknowledges and understands that the entitlement and regulatory approval process is extremely complicated and uncertain, and involves a substantial number of steps. Assignee acknowledges that it is a sophisticated real estate development company and is familiar with such risks. The Venture or the applicable Subsidiary shall be solely responsible to obtain, at its sole cost, all governmental approvals, which may from time to time be required for any further development of the applicable Property. Assignee acknowledges and agrees that Assignor shall have no liability, obligation, or responsibility for any costs, fees, or expenses of any kind whatsoever related to, or associated with the post-closing entitlement of the Properties.
     The provisions of this Section 5 shall survive the Closing Date and the Closing.
     6. Release.
          (a) AS A MATERIAL PART OF THE CONSIDERATION TO ASSIGNOR FOR THE SALE OF THE LLC INTERESTS, EXCEPT FOR ANY REPRESENTATIONS OR WARRANTIES OF ASSIGNOR EXPRESSLY SET FORTH IN THIS ASSIGNMENT OR THE AGREEMENT AND ANY OTHER OBLIGATIONS OR AGREEMENTS OF ASSIGNOR UNDER THIS ASSIGNMENT OR THE AGREEMENT THAT BY THE EXPRESS TERMS HEREOF OR THEREOF SURVIVE THE CLOSING, ASSIGNEE, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES, AND RELEASES ASSIGNOR, ITS MEMBERS, PRINCIPALS, AGENTS, REPRESENTATIVES, ATTORNEYS AND EMPLOYEES FROM ANY AND ALL CLAIMS, DEMANDS, OBLIGATIONS, DAMAGES, CAUSES OF ACTION AND LIABILITIES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT ARE BASED DIRECTLY OR INDIRECTLY ON, ARISE FROM OR IN CONNECTION WITH, OR ARE RELATED TO: (A) THE LLC INTERESTS, THE VENTURE, THE SUBSIDIARIES OR THE PROPERTIES, INCLUDING WITHOUT LIMITATION ANY OBLIGATION OF ASSIGNOR AS A MEMBER OF THE VENTURE OR PARTY TO THE VENTURE AGREEMENT, (B) ANY PAST, PRESENT OR FUTURE CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, ANY DEFECTS IN OR TO THE PROPERTIES OR ANY IMPROVEMENTS TO THE PROPERTIES’ PROXIMITY TO ANY GEOLOGICAL HAZARD, OR THE PRESENCE OF HAZARDOUS MATERIALS AT THE PROPERTY, WHETHER IN COMMON LAW OR UNDER ANY EXISTING OR HEREINAFTER ENACTED FEDERAL, STATE OR LOCAL LAW, REGULATION, OR ORDINANCE, INCLUDING, WITHOUT LIMITATION, CERCLA AND RCRA, AS AMENDED, AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF ASSIGNOR, (C) ANY AND ALL STATEMENTS, REPRESENTATIONS, WARRANTIES, DETERMINATIONS, CONCLUSIONS, ASSESSMENTS, ASSERTIONS OR ANY OTHER INFORMATION CONTAINED IN ANY OF THE DOCUMENTS DELIVERED TO ASSIGNEE IN CONNECTION WITH THE AGREEMENT OR THIS ASSIGNMENT OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE INFORMATION RELATING TO THE PROPERTIES OR THE DOCUMENTS DELIVERED TO ASSIGNEE IN CONNECTION HEREWITH OR THEREWITH, OR (D) ANY DEFECT, INACCURACY OR INADEQUACY IN THE CONDITION OF TITLE TO THE PROPERTIES, LEGAL DESCRIPTIONS OF THE PROPERTIES, OR COVENANTS, RESTRICTIONS, ENCUMBRANCES OR ENCROACHMENTS WHICH AFFECT THE PROPERTIES.
          (b) ASSIGNEE HEREBY ACKNOWLEDGES AND AGREES THAT (i) ASSIGNEE MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE REGARDING THE VENTURE, THE SUBSIDIARIES OR THE PROPERTIES, (ii) ASSIGNEE’S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE ASSIGNOR AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR

DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND (iii) ASSIGNEE KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY FEDERAL, STATE, LOCAL, OR OTHER LAWS WHICH DO OR WOULD NEGATIVELY AFFECT VALIDITY OR ENFORCEABILITY OF ALL OR PART OF THE RELEASES SET FORTH IN THIS ASSIGNMENT.
          (c) ASSIGNEE HEREBY ACKNOWLEDGES AND AGREES THAT UPON THE FULL EXECUTION OF THIS ASSIGNMENT, ASSIGNOR SHALL BE DEEMED TO HAVE SATISFIED AND FULFILLED ALL OF ASSIGNOR’S COVENANTS AND OBLIGATIONS CONTAINED IN THE AGREEMENT AND THIS ASSIGNMENT, AND ASSIGNOR SHALL HAVE NO FURTHER LIABILITY TO ASSIGNEE OR OTHERWISE WITH RESPECT TO THE AGREEMENT, THIS ASSIGNMENT, THE TRANSFER CONTEMPLATED HEREBY, OR ANY DOCUMENTS DELIVERED PURSUANT HERETO OR THERETO.
          (d) ASSIGNEE AGREES NEVER TO COMMENCE OR PROSECUTE, OR CONSPIRE OR COLLUDE WITH OTHERS TO COMMENCE OR PROSECUTE, AGAINST ASSIGNOR, ITS PARTNERS, MEMBERS, PRINCIPALS, AGENTS, REPRESENTATIVES, ATTORNEYS OR EMPLOYEES (OTHER THAN AGENTS, CONSULTANTS, CONTRACTORS OR SUBCONTRACTORS OF ASSIGNOR AGAINST WHOM RECOURSE RIGHTS HAVE BEEN EXPRESSLY ASSIGNED TO ASSIGNEE PURSUANT TO THE TERMS OF THIS ASSIGNMENT), ANY ACTION OR OTHER PROCEEDING BASED UPON ANY CLAIM COVERED BY THIS RELEASE.
          (e) AS A MATERIAL PART OF THE CONSIDERATION TO ASSIGNEE FOR THE PURCHASE OF THE LLC INTERESTS, EXCEPT FOR ANY REPRESENTATIONS OR WARRANTIES OF ASSIGNEE EXPRESSLY SET FORTH IN THE AGREEMENT OR THIS ASSIGNMENT (WHICH SHALL BE SUBJECT TO THE APPLICABLE LIMITATIONS SET FORTH IN SECTION 7 BELOW) AND ANY OTHER OBLIGATIONS OR AGREEMENTS OF ASSIGNEE UNDER THE AGREEMENT OR THIS ASSIGNMENT THAT BY THE EXPRESS TERMS OF THE AGREEMENT OR THIS ASSIGNMENT SURVIVE THE CLOSING, ASSIGNOR, ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES, AND RELEASES ASSIGNEE, ITS MEMBERS, PRINCIPALS, AGENTS, REPRESENTATIVES, ATTORNEYS AND EMPLOYEES FROM ANY AND ALL CLAIMS, DEMANDS, OBLIGATIONS, DAMAGES, CAUSES OF ACTION AND LIABILITIES, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT ARE BASED DIRECTLY OR INDIRECTLY ON, ARISE FROM OR IN CONNECTION WITH, OR ARE RELATED TO: (A) THE LLC INTERESTS, THE VENTURE OR THE SUBSIDIARIES, (B) ANY PAST, PRESENT OR FUTURE CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, ANY DEFECTS IN OR TO THE PROPERTIES OR ANY IMPROVEMENTS TO THE PROPERTIES’ PROXIMITY TO ANY GEOLOGICAL HAZARD, OR THE PRESENCE OF HAZARDOUS MATERIALS AT THE PROPERTIES, WHETHER IN COMMON LAW OR UNDER ANY EXISTING OR HEREINAFTER ENACTED FEDERAL, STATE OR LOCAL LAW, REGULATION, OR ORDINANCE, INCLUDING, WITHOUT LIMITATION, CERCLA AND RCRA, AS AMENDED, AND WHETHER OR NOT CAUSED

BY THE NEGLIGENCE OF ASSIGNEE, (C) ANY AND ALL STATEMENTS, REPRESENTATIONS, WARRANTIES, DETERMINATIONS, CONCLUSIONS, ASSESSMENTS, ASSERTIONS OR ANY OTHER INFORMATION CONTAINED IN ANY OF THE DOCUMENTS DELIVERED TO ASSIGNOR IN CONNECTION HEREWITH OR WITH THE AGREEMENT, OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE INFORMATION RELATING TO THE PROPERTIES OR THE DOCUMENTS DELIVERED TO ASSIGNOR IN CONNECTION HEREWITH OR WITH THE AGREEMENT, OR (D) ANY DEFECT, INACCURACY OR INADEQUACY IN THE CONDITION OF TITLE TO THE PROPERTIES, LEGAL DESCRIPTIONS OF THE PROPERTIES, OR COVENANTS, RESTRICTIONS, ENCUMBRANCES OR ENCROACHMENTS WHICH AFFECT THE PROPERTIES.
          (f) ASSIGNOR HEREBY ACKNOWLEDGES AND AGREES THAT (i) ASSIGNOR MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE REGARDING THE PROPERTIES, (ii) ASSIGNOR’S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE ASSIGNEE AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND (iii) ASSIGNOR KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY FEDERAL, STATE, LOCAL, OR OTHER LAWS WHICH DO OR WOULD NEGATIVELY AFFECT VALIDITY OR ENFORCEABILITY OF ALL OR PART OF THE RELEASES SET FORTH IN THIS ASSIGNMENT.
          (g) ASSIGNOR HEREBY ACKNOWLEDGES AND AGREES THAT UPON THE FULL EXECUTION OF THIS ASSIGNMENT, ASSIGNEE SHALL BE DEEMED TO HAVE SATISFIED AND FULFILLED ALL OF ASSIGNEE’S COVENANTS AND OBLIGATIONS CONTAINED IN THIS ASSIGNMENT AND THE AGREEMENT, AND ASSIGNEE SHALL HAVE NO FURTHER LIABILITY TO ASSIGNOR OR OTHERWISE WITH RESPECT TO THIS ASSIGNMENT, THE AGREEMENT, THE TRANSFERS CONTEMPLATED HEREBY OR THEREBY, OR ANY DOCUMENTS DELIVERED PURSUANT HERETO OR THERETO.
          (h) ASSIGNOR AGREES NEVER TO COMMENCE OR PROSECUTE, OR CONSPIRE OR COLLUDE WITH OTHERS TO COMMENCE OR PROSECUTE, AGAINST ASSIGNEE, ITS PARTNERS, MEMBERS, PRINCIPALS, AGENTS, REPRESENTATIVES, ATTORNEYS OR EMPLOYEES (OTHER THAN AGENTS, CONSULTANTS, CONTRACTORS OR SUBCONTRACTORS OF ASSIGNEE AGAINST WHOM RECOURSE RIGHTS HAVE BEEN EXPRESSLY ASSIGNED TO ASSIGNOR PURSUANT TO THE TERMS OF THIS ASSIGNMENT), ANY ACTION OR OTHER PROCEEDING BASED UPON ANY CLAIM COVERED BY THIS RELEASE.
     THE PROVISIONS OF THIS SECTION 6, INCLUDING, WITHOUT LIMITATION THE WAIVERS AND RELEASES CONTAINED HEREIN, SHALL SURVIVE THE CLOSING DATE AND THE CLOSING.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS ASSIGNMENT, IN NO EVENT SHALL THE PROVISIONS OF CLAUSES (e) THROUGH (h) OF THIS SECTION 6, THE SURVIVAL PERIOD SET FORTH IN SECTION 7 BELOW, OR ANY OTHER PROVISION OF THE AGREEMENT OR THIS ASSIGNMENT IN ANY WAY MODIFY, AMEND, LIMIT, WAIVE, RELEASE OR OTHERWISE ALTER ANY DUTY, LIABILITY OR OBLIGATION OF ASSIGNEE OR ANY AFFILIATE OF ASSIGNEE UNDER (1) THE VENTURE AGREEMENT, (2) THE UNDERTAKING OF PRINCIPAL, (3) ANY OF THE PROPERTY MANAGEMENT AGREEMENTS FOR THE PROPERTIES BETWEEN THE APPLICABLE SUBSIDIARY AND AN AFFILIATE OF ASSIGNEE AS IN EFFECT IMMEDIATELY PRIOR TO THE CLOSING (COLLECTIVELY, THE “PROPERTY MANAGEMENT AGREEMENTS”), (4) THE AGREEMENT, (5) THIS ASSIGNMENT OR (6) ANY OTHER AGREEMENT BETWEEN ASSIGNOR OR ANY DIRECT OR INDIRECT SUBSIDIARY OF ASSIGNOR, ON THE ONE HAND, AND ASSIGNEE OR ANY AFFILIATE OF ASSIGNEE, ON THE OTHER HAND (COLLECTIVELY, THE “TRANSACTION DOCUMENTS”).
     FURTHER NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT OR THIS ASSIGNMENT, IN NO EVENT SHALL THE PROVISIONS OF CLAUSES (a) THROUGH (d) OF THIS SECTION 6, THE SURVIVAL PERIOD SET FORTH IN SECTION 7 BELOW, OR ANY OTHER PROVISION OF THE AGREEMENT OR THIS ASSIGNMENT IN ANY WAY MODIFY, AMEND, LIMIT, WAIVE, RELEASE OR OTHERWISE ALTER ANY DUTY, LIABILITY OR OBLIGATION OF ASSIGNOR OR ANY AFFILIATE OF ASSIGNOR UNDER (1) THE AGREEMENT, (2) THE VENTURE AGREEMENT OR (3) ANY OTHER AGREEMENT BETWEEN ASSIGNEE OR ANY DIRECT OR INDIRECT SUBSIDIARY OF ASSIGNEE (OTHER THAN THE SUBSIDIARIES OF THE VENTURE), ON THE ONE HAND, AND ASSIGNOR OR ANY AFFILIATE OF ASSIGNOR (OTHER THAN THE SUBSIDIARIES OF THE VENTURE), ON THE OTHER HAND; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF CLAUSES (a) THROUGH (d) OF THIS SECTION 6 SHALL (WITHOUT LIMITATION) IN ALL EVENTS APPLY WITH RESPECT TO ANY DUTY, LIABILITY OR OBLIGATION OF ASSIGNOR THAT ARISES FROM OR RELATES TO THE PROPERTIES, THE VENTURE, THE SUBSIDIARIES OF THE VENTURE, THE PROPERTY MANAGEMENT AGREEMENTS OR THE LLC INTERESTS (IT BEING ACKNOWLEDGED AND AGREED THAT, FROM AND AFTER THE CLOSING, ASSIGNOR SHALL HAVE NO LIABILITIES, OBLIGATIONS OR DUTIES ARISING FROM OR RELATING TO THE PROPERTIES, THE VENTURE, THE SUBSIDIARIES OF THE VENTURE, THE PROPERTY MANAGEMENT AGREEMENTS OR THE LLC INTERESTS OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 7 BELOW).
     7. Breach of Representation. Assignor and Assignee agree that, following the Closing, (i) each shall be liable for the direct, but not consequential, indirect or punitive, damages resulting from any breach of its representations and warranties expressly set forth in the Agreement or this Assignment; (ii) such representations and warranties are personal to Assignor and Assignee and may not be assigned to or enforced by any other person; and (iii) the representations and warranties of Assignor and Assignee set forth in the Agreement, this Assignment or in any document or certificate delivered by Assignor or in connection herewith or therewith shall survive the Closing for a period of six (6) months (the “Survival Period”), and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time. Notwithstanding the foregoing, Assignee hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement, the Assignment or otherwise to make a claim against Assignor for damages that Assignee may incur, or to rescind this Assignment or the Agreement and the transactions contemplated hereby or thereby, as the result of any of Assignor’s representations or warranties in this Agreement, the Assignment or any document executed by Assignor in connection herewith or therewith being untrue, inaccurate or incorrect if Assignee knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or to the extent that any inaccuracy, untruth or incorrectness of Assignor’s representations or warranties set forth in this Agreement or the Assignment were caused by the act or omission of Assignee or any affiliate of Assignee whether acting (i) as the property manager or leasing agent for the Properties, or (ii) in any other capacity. In addition to the other limitations on the liability of Assignor set forth herein and in the Assignment, in no event shall Assignor be liable for any losses, costs, liabilities or damages that Assignee may incur as a result of the gross negligence or willful misconduct of Assignee or any affiliate of Assignee or any act or omission of Assignee or any affiliate of Assignee which constitutes or constituted a breach or default by Assignee or any affiliate of Assignee under any Transaction Document.
     8. Assignment; Binding on Successors and Assigns. Neither Assignor nor Assignee shall assign this Assignment without the prior written consent of the other party, which consent Assignee or Assignor, as applicable, may withhold in its sole, absolute and subjective discretion. Any such attempted assignment without the prior written consent of the other party shall be void. Any permitted assignments shall not relieve the assigning party from its liability under this Assignment. Subject to the foregoing, and except as provided to the contrary herein, the terms, covenants, conditions and warranties contained herein and the powers granted hereby shall inure to the benefit of and bind all parties hereto and their respective heirs, executors, administrators, successors and assigns.
     9. Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought or if an attorney is retained for the enforcement of this Assignment or any portion thereof, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Assignment, the prevailing party shall be entitled to recover from the other reimbursement for the reasonable fees of attorneys and other costs (including court costs and witness fees) incurred by it, in addition to any other relief to which it may be entitled. The term “prevailing party” means the party obtaining substantially the relief sought, whether by compromise, settlement or judgment. The provisions of this Section 10 shall survive the Closing Date and the Closing.
     10. Entire Agreement. This Assignment, together with the Agreement, contains the entire agreement and understanding of the parties in respect to the subject matter hereof, and the parties intend for the literal words of this Assignment to govern and for all prior negotiations, drafts, and other extrinsic communications, whether oral or written, to have no significance or evidentiary effect. The parties further intend that neither this Assignment nor any of its provisions may be changed, amended, discharged, waived or otherwise modified orally except only by an instrument in writing duly executed by the party to be bound thereby. The parties hereto fully understand and acknowledge the importance of the foregoing sentence and are aware that the law may permit subsequent oral modification of a contract notwithstanding contract language which requires that any such modification be in writing; but Assignor and Assignee fully and expressly intend that the foregoing requirements as to a writing be strictly adhered to and strictly interpreted and enforced by any court which may be asked to decide the question. Each party hereto acknowledges that this Assignment accurately reflects the agreements and understandings of the parties hereto with respect to the subject matter hereof and hereby waive any claim against the other party which such party may now have or may hereafter acquire to the effect that the actual agreements and understandings of the parties hereto with respect to the subject matter hereof may not be accurately set forth in this Assignment.
     11. Governing Law. This Assignment shall be governed by the laws of the State of Delaware.
     12. Counterparts. This Assignment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     13. Headings; Construction. The various headings of this Assignment are included for convenience only and shall not affect the meaning or interpretation of this Assignment or any provision hereof. When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and the neuter and vice versa. The use in this Assignment of the term “including” and related terms such as “include” shall in all cases mean “without limitation.”
     14. Partial Validity; Severability. If any term or provision of this Assignment or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable, the remainder of this Assignment, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Assignment shall be valid and be enforced to the fullest extent permitted by law.
     15. No Third Party Beneficiaries. This Assignment is for the sole and exclusive benefit of the parties hereto and their respective permitted successors and assigns, and no third party is intended to, or shall have, any rights hereunder.
     16. Joint Product of Parties. This Assignment is the result of arms-length negotiations between Assignor and Assignee and their respective attorneys. Accordingly, neither party shall be deemed to be the author of this Assignment and this Assignment shall not be construed against either party.
     17. No Personal Liability. Notwithstanding anything stated to the contrary herein, under no circumstances shall Assignor’s or Assignee’s constituent partners or members (whether direct or indirect), Assignor’s or Assignee’s asset managers, nor Assignor’s or Assignee’s employees or agents have any personal liability hereunder.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as a sealed instrument as of the date first above written.

ASSIGNOR:

GF III/ACC LLC,
a Massachusetts limited liability company

By:	Fidelity Real Estate Growth Fund III, L.P., a Delaware limited partnership, its sole member

By:	Pyramis Global Advisors Trust Company, as Investment Manager and not individually

By:

Name:
Title:

ASSIGNEE:

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP, Maryland limited partnership

By:	American Campus Communities Holdings LLC, its general partner

	By:	American Campus Communities, Inc., its sole member

By:

Name:
Title:

Exhibit B
UPDATED REPRESENTATION CERTIFICATE
     The undersigned, as Assignor under an Agreement for Assignment of LLC Interests (“Agreement for Assignment”) dated as of June 1, 2010 between GF III/ACC LLC (“Assignor”) and American Campus Communities Operating Partnership, LP (“Assignee”), does hereby certify to Assignee that the representations and warranties of Assignor in Section 2 of the Agreement for Assignment are accurate, true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation or warranty which by its terms is qualified by materiality shall be true and correct in all respects.
     Dated as of this ___ day of                     , 2010.

ASSIGNOR: GF III/ACC LLC, a Massachusetts limited liability company

By:	Fidelity Real Estate Growth Fund III, L.P., a Delaware limited partnership, its sole member

By:	Pyramis Global Advisors Trust Company, as Investment Manager and not individually

By:
Name:
Title:

Exhibit C
UPDATED REPRESENTATION CERTIFICATE
     The undersigned, as Assignee under an Agreement for Assignment of LLC Interests (“Agreement for Assignment”) dated as of June 1, 2010 between GF III/ACC LLC (“Assignor”) and American Campus Communities Operating Partnership LP (“Assignee”), does hereby certify to Assignor that the representations and warranties of Assignee in Section 3 of the Agreement for Assignment are accurate, true and correct in all material respects on and as of the date hereof with the same force and effect as though made on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation or warranty which by its terms is qualified by materiality shall be true and correct in all respects.
     Dated as of this ___ day of                     , 2010.

ASSIGNEE: AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP, Maryland limited partnership
By:	American Campus Communities Holdings LLC, its general partner

By:	American Campus Communities, Inc., its sole member

By:
Name:
Title:

Exhibit D
Stadium Suites Legal Description
     All that certain piece, parcel, or tract of land, situate, lying and being near the City of Columbia, Richland County, South Carolina, and being more fully shown and delineated on a plat prepared for CSC 1, Limited Partnership by Cox and Dinkins, Inc., dated October 8, 2003, and recorded in the Richland County ROD Office in Record Book 865, at Page 2328, said property having the following courses, metes, measurements, and boundaries, as shown-on the aforesaid plat, to wit:
     COMBINED LOT (PARCELS “B”, “C” & “D”)
     Beginning at a 1/2" Rebar (o) located in the southwestern quadrant of the intersection of Bluff Industrial Boulevard and Silo Court, said point being the POINT OF BEGINNING NO. 1 (P.O.B. 1); thence running along Bluff Industrial Boulevard for the following bearings and distances: S28°57'21"W for a distance of 9136 feet to a 1/2" Rebar (o); thence running S35°29'46"W for a distance of 94.21 feet to a 1/2" Rebar (o); thence S42°09'21"W for a distance of 24.99 feet to a 1/2" Rebar (o); thence running along property of Possible Bluff Industrial Boulevard Expansion for the following bearings and distances: S42°04'07"W for a distance of 218.39 feet to a 1/2" Rebar (o) (Reference); thence continuing, S42°04'07"W for a distance of 138.50 feet to a Point; thence turning and running along property of now or formerly William Maxwell Gregg for the following bearings and distances: N40°03'53"W for a distance of 226.46 feet to a 1 1/4" pipe; thence N71°07'01"W for a distance of 227.37 feet to a point; thence N71°02'50"W for a distance of 623.89 feet to a point; thence N84°36'53"W for a distance of 677.24 feet to a point; thence turning and running along property of now or formerly William Maxwell Gregg for the following bearings and distances: N39°36'04"E for a distance of 24.33 feet to a 5/8" Rebar (o); thence continuing N39°36'04"E for a distance of 855.36 feet to a Conc. Mon (o); thence turning and running along property of now or formerly Pulliam/Keenan Associates S59°13'44"E for a distance of 528.38 feet to a 5/8" Rebar (o); thence running along the southern margin of the right-of-way of Silo Court for the following bearings and distances: along a curved line to the left with an arc distance of 31.65 feet, having a radius of 50.00 feet and a chord bearing of S76°10'57"E and chord distance of 31.12 feet to a 1/2" Rebar (o); thence along a curved line to the left with an arc distance of 42.45 feet, having a radius of 4,882.84 feet and a chord bearing of S57°41'45"E and chord distance of 42.45 feet to a 1/2" Rebar (o); thence along a curved line to the left with an arc distance of 455.66 feet, having a radius of 4,882.84 feet and a chord bearing of S60°l8'55"E and chord distance of 455.50 feet to a 1/2" Rebar (o); thence along a curved line to the left with an arc distance of 278.11 feet, having a radius of 4,882.84 feet and a chord bearing of S64°39'01"E and chord distance of 278.07 feet to a 1/2" Rebar (o); thence running S67°15'23"E for a distance of 273.45 feet to a 1/2" Rebar (o), this being the POINT OF BEGINNING NO. 1 (P.O.B. 1).
     PARCEL “E”

Beginning at a point located in the northwestern quadrant of the intersection of Bluff Industrial Boulevard and Silo Court; thence running along the northern margin of Silo Court in a westerly direction for a distance of 319' +/- to a 1" Pipe (o), said point being the POINT OF BEGINNING NO. 2 (P.O.B.2); thence running along the northern margin of the right-of-way of Silo Court for the following bearings and distances: along a curved line to the right with, an arc distance of 235.10 feet, having a radius of 4,802.84 feet and a chord bearing of N64°21'14"W and chord distance of 235.07 feet to a 1/2" Rebar (o); thence along a curved line to the right with an arc distance of 251.31 feet, having a radius of 4,802.84 feet and a chord bearing of N61°30'32"W and chord distance of 251.28 feet to a 1/2" Rebar (o); thence along a curved line to the right with an arc distance of 238.95 feet, having a radius of 4,802.84 feet and a chord bearing of N58°39'01"W and chord distance of'238.93 feet to a 1/2" Rebar (o); thence along a curved line to the right with an arc distance of 67.35 feet, having a radius of 50.00 feet and a chord bearing of N59°13'17"W and chord distance of 62.37 feet to a 5/8" Rebar (o); thence turning and running along property of now or formerly Pulliam/Keenan Associates N31°27'32"E for a distance of 433.57 feet to a 1/2" Rebar (o) ; thence turning and running along property of William C. Stevenson for the following bearings and distances: S58°57'27"E for a distance of 148.86 feet to a 1" Pipe (o); thence running S58°56'58"E for a distance of 169.28 feet to a 1-1/2" Rebar (o); thence running along property of now or formerly John S. Reese S67o01'02"E for a distance of 109.88 feet to a 1-1/2" Rebar (o); thence running along property of now or formerly John Travis and Company, Incorporated, et al. S67°00'40"E for a distance of 290.97 feet to a 1/2" Rebar (o) ; thence turning and running along property of now or formerly Charles J. Bruce S22°28' 13"W for a distance of 99.99 feet to a 1" Pipe (o); thence running along property of now or formerly Standard Corporation S22°35'28"W for a distance of 362.46 feet to a 1" Pipe (o), said point being the POINT OF BEGINNING NO. 2 (P.O.B.2)